UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report:February 13, 2009

(Date of earliest event reported: February 10, 2009)

HAVERTY FURNITURE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2009, Haverty Furniture Companies, Inc. (the “Company”) announced that M. Tony Wilkerson had informed the Company of his intention to retire effective February 15, 2009 (“Resignation Date”). The Company entered into a Separation Agreement and Release with Mr. Wilkerson which provides certain compensation and benefits in connection with his retirement.

Under the Separation Agreement, which will become effective on the Resignation Date, the Company accelerated the vesting of certain equity grants awarded to Mr. Wilkerson as a result of his 2004 to 2008 performance. This includes restricted stock grants of 8,000 shares, PARS of 4,800 shares, and PARSUs of 3,500 shares. The Company has also converted all of Mr. Wilkerson’s 30,952 incentive stock options to non-qualified options. The expiration date on all options will remain the same as on the grant date. Stock Settled Appreciation Rights totaling 17,500 shares will be forfeited. Mr. Wilkerson and his covered dependents also remain eligible for the Company’s Group Medical Program until August 31, 2010 at the same monthly premiums paid by all employees. In exchange for the benefits offered, Mr. Wilkerson provided the Company general releases with respect to claims arising out of his employment or separation from employment and agreed to a non-compete clause until February 15, 2011.

The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein as if set forth in full. The descriptions of the material terms of the Separation Agreement set forth above are qualified in their entirety by reference to such exhibit.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

10.1	Separation Agreement between Company and M. Tony Wilkerson effective February 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.

February 13, 2009	By:	/s/ Jenny Hill Parker
Jenny Hill Parker Vice President, Secretary and Treasurer

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